Exhibit 4.4

CENOVUS ENERGY INC.

RESTRICTED SHARE UNIT PLAN FOR EMPLOYEES

Adopted with effect from December 7, 2010

and amended and restated effective January 1, 2018

and further amended and restated effective January 27, 2021

and further amended and restated effective December 19, 2024

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1.	PREAMBLE AND DEFINITIONS

1.1	Title.

The Plan described in this document shall be called the “Cenovus Energy Inc. Restricted Share Unit Plan for Employees”.

1.2	Purpose of the Plan.

The purposes of the Plan are:

a.	to promote a further alignment of interests between employees and the shareholders of the Corporation;

b.	to promote a proprietary interest in the growth and performance of the Corporation among its employees; and

c.	to attract and retain employees with the knowledge, experience and expertise required by the Corporation and its Affiliates.

1.3	Definitions.

1.3.1

“Affiliate” means any corporation, partnership or other entity which the Corporation, directly or indirectly, controls. The Corporation shall be deemed to “control” any such entity if the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the management of such entity, whether through the ownership of voting securities, by contract or otherwise; and the term “controls” shall have the same meaning.

1.3.2

“Applicable Exchange” means the TSX or the NYSE as specified in the Participant’s respective Grant Agreement, or if the Shares are not listed on the TSX or NYSE, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then the over-the-counter market.

1.3.3

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, Stock Exchange Rules and the ITA.

1.3.4	“Applicable Withholding Taxes” has the meaning set out in Section 10.6.

1.3.5

“Blackout Period” means a blackout period with respect to the trading of securities of the Corporation as determined in accordance with the Policy on Trading, and applicable to the relevant Participant.

1.3.6	“Board” means the Board of Directors of the Corporation.

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1.3.7	“Change of Control” shall be deemed to have occurred for purposes of the Plan if:

(a)

any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing, is or becomes the beneficial owner, directly or indirectly of, securities of the Corporation representing more than 30% of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the directors of the Corporation;

(b)

the Corporation shall have disposed of (A) all or substantially all of its assets, such that shareholder approval was required to be obtained or should have been required under the Canada Business Corporations Act, or (B) assets in any 12 month period representing 50% or more of the total assets of the Corporation, the total assets being determined as of the date of the audited financial statements of the Corporation then most recently published;

(c)

pursuant to a single election or appointment or a series of elections or appointments over any period from and after the effective date of the Plan (A) those individuals who at the effective date of the Plan constituted the Board, together with (B) any new or additional director or directors whose nomination for election by the Corporation’s shareholders, or whose appointment to the Board by the Board, has been approved by at least 75% of the votes cast by all of the directors then still in office, who either were directors at the effective date of the Plan or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(d)

the Board, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board, determines that for purposes of the Plan, a Change of Control of the Corporation has occurred.

Securities beneficially owned or controlled or directed by an employee plan or related trust sponsored or maintained by the Corporation or its Affiliates shall not be taken into account in determining whether the threshold percentage in Section 1.3.7(a) above is exceeded.

For the purposes of this Section 1.3.7:

(a)	the term “acting jointly or in concert” shall be interpreted in accordance with National Instrument 62-104 – Take-Over Bids and Issuer Bids; and

(b)

the term “beneficial ownership” shall be interpreted in accordance with Sections 5 and 6 of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of the Plan, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining beneficial ownership or beneficial owner.

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1.3.8

“Committee” means the Human Resources and Compensation Committee of the Board or such other committee of the Board which may be appointed by the Board to, among other things, interpret, administer and implement the Plan and, in the absence of any such committee, the Board.

1.3.9	“Corporation” means Cenovus Energy Inc. and any successor corporation whether by amalgamation, merger or otherwise.

1.3.10	“Dividend Payment Date” has the meaning set out in Section 5.2.

1.3.11	“Dividend Record Date” has the meaning set out in Section 5.2.

1.3.12	“Employed” means, that a Participant is:

(a)	actively performing work for the Corporation or an Affiliate;

(b)	on a Protected Leave or an Other Leave; or

(c)	away from work on approved vacation or pursuant to any paid sick day or time off policy or practice of the Corporation or an Affiliate,

provided that a Participant shall not be considered actively performing work for the Corporation or an Affiliate and not Employed (or otherwise an employee of the Corporation or an Affiliate) on or after the Termination Date.

For purposes of the above, a Participant shall be deemed to have ceased to be Employed on the Termination Date.

1.3.13

“Grant Agreement” means a written agreement between the Corporation and a Participant under which a RSU is granted, as contemplated by Section 4.1, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.14	“Grant Date” means the date of a grant of RSUs to a Participant as stated in the Grant Agreement relating to such RSUs.

1.3.15	“ITA” means the Income Tax Act (Canada), R.S.C. (5th Supp), c.1, including the regulations promulgated thereunder, as amended from time to time.

1.3.16

“Just Cause” means any act or omission that would entitle the Corporation or an Affiliate to terminate the Participant’s employment without notice or compensation under Applicable Law for just cause, including, without in any way limiting its meaning under Applicable Law, any material breach by the Participant of any agreement with the Corporation or an Affiliate, or any material or repetitive violation(s) by the Participant of the Corporation’s or an Affiliate’s code of conduct or other written policy.

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1.3.17	“legal representative” means a Participant’s executors or administrators.

1.3.18

“Market Value” means, with respect to any particular date, the volume weighted average trading price of a Share on the Applicable Exchange designated in the Grant Agreement during the last five Trading Days prior to that particular date on which at least a board lot of Shares has so traded or, if a board lot has not traded on a particular day, the average of the bid and ask prices on such day, provided that, if the Shares are not then listed and posted for trading on any Applicable Exchange, then the Market Value of a Share shall mean the fair market value of a Share as determined by the Committee, acting reasonably, using any other appropriate method selected by the Committee.

1.3.19	“NYSE” means the New York Stock Exchange.

1.3.20

“Other Leave” means any approved leave of absence from work, other than a Protected Leave, approved vacation or absence from work pursuant to any paid sick day or time off policy or practice of the Corporation or an Affiliate.

1.3.21	“Outside RSU Payment Date” has the meaning set out in Section 8.2.

1.3.22

“Participant” means such employee of the Corporation or an Affiliate as the Corporation may designate from time to time as eligible to participate in the Plan and to whom RSUs have been granted, or will be granted, hereunder or a person who is no longer Employed by the Corporation or an Affiliate, but who has unvested RSUs outstanding, in accordance with Sections 8.6.1, 8.6.2.1, 8.6.2.2, 8.7.2 and 8.10.1, to which the provisions of this Plan, as applicable, shall continue to apply.

1.3.23	“Plan” means this Cenovus Energy Inc. Restricted Share Unit Plan for Employees, including any schedules or appendices hereto, as amended or amended and restated from time to time.

1.3.24

“Policy on Trading” means the Corporation’s Policy on Disclosure and Employee Trading, as may be amended from time to time or any policy of the Corporation relating to insider trading that supersedes and replaces same.

1.3.25	“Protected Leave” means any leave of absence from work that is job-protected pursuant to Applicable Law, whether paid or unpaid.

1.3.26	“Retirement” means the retirement of the Participant from employment with the Corporation or an Affiliate at or after the date the Participant reaches the age of 55.

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1.3.27

“RSU” means a notional restricted share unit that is credited to a Participant’s RSU Account as a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value.

1.3.28	“RSU Account” has the meaning set out in Section 5.1.

1.3.29	“Service Year” has the meaning set out in Section 4.2.

1.3.30

“Share” means a common share in the capital of the Corporation and such other share as may be substituted for it as a result of amendments to the articles of the Corporation, arrangement, reorganization or otherwise, including any rights that form a part of the common share or substituted share.

1.3.31	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which Shares are listed.

1.3.32

“Termination Date” means, in respect of a Participant, the last day that the Participant is Employed and/or actively performing work for the Corporation or an Affiliate, whether due to death, Retirement, resignation, termination with or without Just Cause, constructive dismissal, or expiration of a fixed-term employment contract. For greater certainty, “actively performing work” by the Participant shall not include the minimum period of statutory notice, if any, required by Applicable Law, and shall also specifically exclude any additional period (i) in respect of which the Participant may be entitled to receive notice, or (ii) in respect of which the Participant may be entitled to receive compensation or indemnities in-lieu-of such notice, severance or termination pay, wrongful or constructive dismissal damages, damages for the failure to provide reasonable notice, salary continuation, deemed employment or deemed service (in each case, whether arising by way of contract, or under Applicable Law). In addition, a Participant will be deemed not to have ceased to be actively performing work for the Corporation or an Affiliate in the case of a transfer of the Participant’s employment between the Corporation and an Affiliate or a transfer of employment between Affiliates.

1.3.33	“Total Cash Value” has the meaning set out in Section 7.3.2.

1.3.34	“Trading Day” means any date on which the Applicable Exchange is open for the trading of Shares and on which Shares actually traded.

1.3.35	“Transaction Date” has the meaning set out in Section 8.10.

1.3.36	“Transaction Period” has the meaning set out in Section 8.10.

1.3.37	“Trustee” means such person or persons as may from time to time be appointed by the Corporation as trustee of the Trust Fund.

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1.3.38	“Trust Fund” means a trust fund established by the Corporation as contemplated in Section 6.2 for the purposes of purchasing Shares to settle Vested RSUs pursuant to the Plan.

1.3.39	“TSX” means The Toronto Stock Exchange.

1.3.40	“Vested RSU” and “Vested RSUs” have the meanings set out in Section 7.1.

1.3.41	“Vesting Date” has the meaning set out in Section 4.4.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

2.2

Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Alberta.

2.3

Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4

Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a Section or schedule shall, except where expressly stated otherwise, mean a Section or schedule of the Plan, as applicable.

3.	EFFECTIVE DATE AND EMPLOYMENT RIGHTS

3.1

Effective Date. The Corporation established the Plan effective December 7, 2010, amended and restated the Plan effective January 1, 2018, further amended and restated the Plan effective January 27, 2021 and further amended and restated the Plan effective December 19, 2024.

3.2	No Employment Rights. Nothing contained in the Plan shall give any person the right to be retained as an employee of the Corporation or an Affiliate.

4.	RSU GRANTS

4.1

Grant of RSUs. The Committee shall grant RSUs to Participants, while Employed, at such times it may in its discretion determine, provided that RSUs may only be granted between February 1 and December 15 of a particular calendar year. Participants may receive, in respect of services rendered in the calendar year containing the Grant Date, a grant of RSUs, in such number and/or dollar amount, and subject to such terms and conditions as the Committee may determine, in its sole discretion, provided that no such term or condition shall cause the Plan or any RSUs to cease to comply with paragraph (k) of the exception to the definition of “salary deferral arrangement” in subsection 248(1) of the ITA. Each grant and the participation of a Participant in the Plan shall be evidenced by a Grant Agreement between the Corporation and the Participant in the form approved by the Committee.

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4.2

Grant for Services Rendered. All RSUs granted in a particular calendar year shall be granted to a Participant, who is Employed, as a bonus for services rendered by such Participant to the Corporation or an Affiliate in the same calendar year (the “Service Year”). No RSU shall be granted nor shall any amount be paid in respect of a RSU, in lieu of, or in substitution for, ordinary salary or wages.

4.3

RSUs. Each RSU gives a Participant the right to receive, upon vesting, either Shares or a cash payment (or a combination thereof), in accordance with the terms of the Plan and the applicable Grant Agreement. For greater certainty, a Participant shall have no right to receive Shares or a cash payment with respect to any RSUs that do not become Vested RSUs.

4.4

Establishment of Required Terms and Vesting Conditions. Subject to the terms of the Plan, in respect of each grant of RSUs, the Committee shall establish, in its sole discretion, the number and/or dollar amount of the RSUs and the vesting conditions, including the date on which the RSUs shall become vested (the “Vesting Date”) applicable to the RSUs, which terms and conditions shall be set out in the applicable Grant Agreement.

4.5

Other Terms and Conditions. Subject to the terms of the Plan, the Committee may determine, in its sole discretion, other terms or conditions applicable to any RSUs granted pursuant to Section 4.1 including:

4.5.1	any additional conditions with respect to: (a) the vesting of RSUs, in whole or in part; or (b) the payment in respect of Vested RSUs of cash or the provision of Shares under the Plan;

4.5.2	restrictions on the resale of any Shares issued in respect of Vested RSUs including escrow arrangements; and

4.5.3	any other terms and conditions the Corporation may, in its sole discretion, determine,

which other terms or conditions shall be set out in the applicable Grant Agreement.

4.6

Waiver of Terms and Conditions. Subject to the terms of the Plan, the Committee may, in its sole discretion, after the Grant Date of a RSU, waive any terms or conditions set forth in the applicable Grant Agreement or determine that they have been satisfied.

4.7	No Certificates. No certificates shall be issued with respect to RSUs.

5.	RSU ACCOUNTS AND ADJUSTMENTS

5.1

RSU Account. An account, called a “RSU Account”, shall be maintained by the Corporation for each Participant and will be credited with the RSUs granted to such Participant, from time to time, pursuant to Sections 4.1 and 5.2. RSUs that are forfeited and cancelled under the Plan, and RSUs that are redeemed in exchange for a payment to the Participant, or their legal representative, as applicable, shall cease to be recorded in the Participant’s RSU Account as of the date on which such RSUs are forfeited and cancelled under the Plan or are redeemed and such payment is made, as the case may be.

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5.2

Dividend Equivalent RSUs. On each date that the Corporation pays ordinary course cash dividends on the Shares (each, a “Dividend Payment Date”), the RSU Account of each Participant will be credited with additional RSUs as a bonus for services rendered by such Participant in the year containing the record date for such cash dividend (the “Dividend Record Date”), with such number of additional RSUs being equal to the amount determined by dividing (a) the aggregate cash dividend that would have been paid to such Participant if the RSUs recorded and outstanding in such Participant’s RSU Account as at the applicable Dividend Record Date had been Shares by (b) the Market Value on the applicable Dividend Payment Date.

5.3

Allocation of Dividend Equivalent RSUs to Grant Agreement. The number of such additional RSUs credited to a Participant’s RSU Account on any particular Dividend Payment Date shall be allocated to each Grant Agreement of such Participant, and vest in accordance with the terms and conditions specified in such Grant Agreement, in a number equal to the product obtained by multiplying (a) the total number of such additional RSUs credited to the Participant’s RSU Account on the applicable Dividend Payment Date under Section 5.2 by (b) a quotient, the numerator of which is the total number of RSUs granted to the Participant under such Grant Agreement plus any additional RSUs credited to such Participant’s RSU Account that were allocated to such Grant Agreement pursuant to Section 5.2 prior to the applicable Dividend Record Date and the denominator of which is the total number of RSUs recorded and outstanding in such Participant’s RSU Account as at the applicable Dividend Record Date.

5.4

Adjustments. In the event that the Shares shall be changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another entity (whether by reason of merger, arrangement, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or in the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than ordinary course cash dividends) of Corporation assets to shareholders, or any other similar changes affecting the Shares, proportionate adjustments to reflect such event, change or changes shall be made with respect to the number of RSUs outstanding under the Plan, or securities into which the Shares are changed into or exchanged for or are convertible or exchangeable may be substituted for Shares under the Plan, on a basis proportionate to the number of RSUs in the Participant’s RSU Account or some other appropriate basis, all as determined by the Board, in its sole discretion, provided that all such change or changes shall be made in a manner that preserves, but does not enhance, the economic value of the RSUs in the Participant’s RSU Account and such that neither the Plan nor any RSUs granted hereunder cease to comply with paragraph (k) of the exception to the definition of “salary deferral arrangement” in subsection 248(1) of the ITA.

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6.	FUNDING OF RSU AWARDS

6.1

Unsecured and Unfunded Obligation. The Plan and any amounts payable hereunder are a general unfunded obligation of the Corporation and/or its Affiliates. None of the establishment of the Plan, the grant of any RSUs or the setting aside of any funds or Shares by the Corporation or any Affiliate, if any chooses to do so, shall result in the Corporation or any Affiliate being deemed to be a trustee of any amounts to be distributed or payable under this Plan. Any funds or Shares so set aside shall remain subject to the claims of creditors of the Corporation or Affiliate, as applicable, present or future. The right of the Participant, or their legal representative, as applicable, to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Corporation or Affiliate.

6.2

Contributions to Trust Fund. The Corporation may establish a Trust Fund and the Corporation and/or an Affiliate may make contributions to the Trust Fund from time to time in such amounts and at such times as may be specified by the Corporation or an Affiliate for the purposes of funding, in whole or in part, the purchases of Shares provided for in Section 6.3 to satisfy the settlement of Vested RSUs pursuant to the Plan and (to the extent applicable) related expenses (including brokerage fees or commissions).

6.3

Share Purchases. To satisfy the settlement of Vested RSUs, Shares may be purchased on the open market by the Corporation or a Trustee, in its capacity as Trustee of the Trust Fund, on behalf of the applicable Participant, in each case by a broker who is independent of the Corporation in accordance with Stock Exchange Rules. The Corporation, or an Affiliate, shall pay all reasonable brokerage fees and commissions relating to any such purchases.

7.	VESTING

7.1

Vesting and Payout of RSUs. RSUs granted to a Participant under a Grant Agreement pursuant to Section 4.1 shall become Vested RSUs in accordance with Section 7.2, 8.6, 8.7, 8.9 or 8.10, as applicable, and become payable in accordance with Article 8. Except where the context requires otherwise, each RSU which vests pursuant to Section 7.2, 8.6, 8.7, 8.9 or 8.10, as applicable, shall be referred to herein as a “Vested RSU” and collectively as “Vested RSUs”. RSUs which have been granted to a Participant and which do not become Vested RSUs in accordance with Section 7.2, 8.6, 8.7, 8.9 or 8.10, or which have become Vested RSUs but are not payable in accordance with Section 8.7, shall be forfeited by the Participant and cancelled without payment, and the Participant will have no further right, title or interest in such RSUs. For greater certainty, the Participant waives and forfeits any and all right to compensation or damages for the loss of Vested RSUs and unvested RSUs, for the lost payment of Shares or cash in respect of any Vested RSUs or unvested RSUs, and for the loss of future grants of RSUs arising from the Participant ceasing to be Employed for any reason, effective from the Termination Date or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares or cash payment under the Plan pursuant to this Section 7.1 and Section 8.8.

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7.2	Vesting of RSUs. Subject to Sections 8.6, 8.7, 8.9 and 8.10 of the Plan, RSUs shall become Vested RSUs pursuant to the specific terms and conditions set out in the applicable Grant Agreement.

7.3	Determination of Vested RSUs and Total Cash Value. For each Grant Agreement of a Participant, the Committee shall:

7.3.1

subject to Sections 8.6, 8.7, 8.9 and 8.10, as applicable, determine the total number of the RSUs applicable to such Grant Agreement that vest as of the Vesting Date and become Vested RSUs, which shall be calculated in accordance with such Grant Agreement; and

7.3.2

determine the value of the total number of Vested RSUs related to such Grant Agreement by multiplying (a) the Market Value determined as of the Vesting Date, by (b) the total number of Vested RSUs related to such Grant Agreement (the “Total Cash Value”).

Unless otherwise determined by the Committee, these determinations shall be made as of the Vesting Date applicable to such Grant Agreement.

8.	PAYMENT OF VESTED RSUs

8.1

Type of Payment. On or prior to the payment date in respect of Vested RSUs relating to a Grant Agreement, the Corporation shall determine whether the payment relating thereto shall be payable in Shares, in cash, or a combination of Shares and cash.

8.2

Payment in Shares. Subject to Sections 8.6, 8.7, 8.9 and 8.10, in the event that the Corporation determines that the payment in respect of any Vested RSUs is to be made, in whole or in part, in Shares, the Corporation (or applicable Affiliate), shall (i) provide an independent broker with sufficient cash to purchase such number of Shares as is equal to the Total Cash Value that is to be satisfied in Shares (less Applicable Withholding Taxes); or (ii) direct the Trustee, if a Trust Fund has been established, to transfer to the Participant, or their legal representative, one Share for each Vested RSU (less Applicable Withholding Taxes), in each case, with the Corporation (or applicable Affiliate) satisfying any amount required by Section 6.3 relating to such purchase. Unless such Shares are purchased by an independent broker on behalf of the Trustee, which purchases may occur from time to time in advance of any such RSUs becoming Vested RSUs, such Shares shall be purchased by the Corporation (or applicable Affiliate), through an independent broker, on behalf of the Participant, as soon as practicable following the Vesting Date, Termination Date or Transaction Period, as applicable, and, in either case, such Shares shall be distributed to the Participant, or their legal representative prior to December 15 of the third calendar year following the end of the Service Year in respect of which such RSUs were granted (the “Outside RSU Payment Date”).

8.3

Payment in Cash. Subject to Sections 8.6, 8.7, 8.9 and 8.10, in the event that the Corporation determines that the payment in respect of any Vested RSUs is payable, in whole or in part, in cash, the Corporation (or applicable Affiliate) shall pay to the applicable Participant, or their legal representative, as applicable, a cash amount equal to the portion of the Total Cash Value that is to be satisfied in cash (less Applicable Withholding Taxes). Such cash payment shall be made, to the Participant, or their legal representative, as applicable, as soon as practicable following the Vesting Date, Termination Date or Transaction Period, as applicable, and, in any event, prior to the Outside RSU Payment Date.

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8.4

Payment of Cash and Shares. Upon determination by the Corporation as to a Participant’s entitlement to receive cash, Shares or a combination thereof in accordance with Section 8.1, any such payment shall be determined on the following basis:

8.4.1

For any Vested RSUs to be paid in cash, a cash amount equal to the Total Cash Value multiplied by a fraction, the numerator of which shall be the number of Vested RSUs to be so settled in cash, and the denominator of which shall be the aggregate number of Vested RSUs to be paid out, less Applicable Withholding Taxes.

8.4.2

For any Vested RSUs to be paid in Shares purchased by an independent broker, such number of Shares having a value equal to the Total Cash Value multiplied by a fraction, the numerator of which shall be the number of Vested RSUs to be so settled in Shares, and the denominator of which shall be the aggregate number of Vested RSUs to be paid out, less Applicable Withholding Taxes, with the Corporation (or applicable Affiliate) satisfying any amount required by Section 6.3 relating to such purchase.

8.4.3

For any Vested RSUs to be paid in Shares held by a Trustee if a Trust Fund has been established, such number of Shares equal to one Share for such Vested RSU to be so settled in Shares from the Trust Fund, less Applicable Withholding Taxes, with the Corporation (or applicable Affiliate) satisfying any amount required by Section 6.3 relating to such purchase.

8.5

Blackout Periods. Unless a payment is payable in cash pursuant to Section 8.3, if the payment date in respect of any Vested RSUs, as determined by the Corporation, falls on a date that is during a Blackout Period arising subsequent to such determination of the payment date, then, the payment date in respect of such Vested RSUs shall be the earlier of: (i) such date as is reasonably practicable following the expiration of such Blackout Period; provided that such date shall not be earlier than the first full Trading Day following the expiration of any such Blackout Period; and (ii) December 15 of the third calendar year following the end of the Service Year in respect of which such RSUs were granted.

8.6	Death, Retirement, Protected Leave or Other Leave.

8.6.1

Death. Unless otherwise determined by the Committee, in the event of a Participant’s death and notwithstanding the Vesting Date specified in the applicable Grant Agreement, all RSUs that have not become Vested RSUs pursuant to Article 7 on or prior to the Participant’s date of death, shall immediately become Vested RSUs as of the Participant’s date of death. The Participant’s legal representative shall receive Shares or a cash payment (or a combination thereof), as determined by the Corporation, for such Participant’s RSUs that became Vested RSUs in accordance with this Section 8.6.1 and pursuant to Article 7. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made to the Participant’s legal representative and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable.

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8.6.2

Retirement. Unless otherwise determined by the Committee, in the event of the Retirement of a Participant, the Participant, or their legal representative, as applicable, shall receive Shares or a cash payment (or combination of both), as determined by the Corporation, for such Participant’s RSUs that become Vested RSUs: (a) on or before such Participant’s effective date of Retirement pursuant to Article 7; or (b) pursuant to Section 8.6.2.1 or 8.6.2.2, as applicable.

8.6.2.1

Where the Participant’s Retirement occurs on a date that is prior to the date that the Participant attains the age of 60 years with a minimum of 2 years Employed by the Corporation or an Affiliate, then, in respect of any RSUs that have not become Vested RSUs pursuant to Article 7 on or prior to such Participant’s date of Retirement, a pro rata proportion of such RSUs shall remain unvested and become Vested RSUs in accordance with the applicable Grant Agreement, subject to any earlier vesting in accordance with Section 8.6.1, with such pro rata portion to be determined based on the number of days from the Grant Date applicable to the grant of such RSUs up to the Participant’s date of Retirement, divided by the number of days from such Grant Date up to the original Vesting Date. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable. Any RSUs that do not become Vested RSUs pursuant to Article 7 or this Section 8.6.2.1 shall not vest and shall be forfeited and cancelled without payment and the Participant waives and forfeits any and all right to compensation or damages for the loss of unvested RSUs, for the lost payment of Shares or cash in respect of any unvested RSUs, and for the loss of future grants of RSUs arising from the Participant ceasing to be Employed, effective from the Termination Date.

8.6.2.2

Where the Participant’s Retirement occurs on or after the date the Participant attains the age of 60 years with a minimum of 2 years Employed by the Corporation or an Affiliate, then any RSUs that have not become Vested RSUs pursuant to Article 7 on or prior to such Participant’s date of Retirement shall remain unvested and become Vested RSUs in accordance with the applicable Grant Agreement, subject to any earlier vesting in accordance with Section 8.6.1. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable.

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8.6.3

Protected Leave. Unless otherwise determined by the Committee, in the event of a Protected Leave of a Participant, the Participant, or their legal representative, as applicable, shall receive Shares or a cash payment (or a combination thereof), as determined by the Corporation, for such Participant’s RSUs that become Vested RSUs pursuant to: (a) Article 7 on or prior to the date on which the Participant’s Protected Leave commenced; and (b) this Section 8.6.3. Unless otherwise determined by the Committee, in the event of a Protected Leave of a Participant, then any RSUs that have not become Vested RSUs pursuant to Article 7 on or prior to the date on which such Participant’s Protected Leave commenced shall remain unvested and become Vested RSUs in accordance with the applicable Grant Agreement. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable.

8.6.4

Other Leave. Unless otherwise determined by the Committee, in the event of an Other Leave of a Participant, the Participant, or their legal representative, as applicable, shall receive Shares or a cash payment (or a combination thereof), as determined by the Corporation, for such Participant’s RSU that became Vested RSUs pursuant to: (a) Article 7 on or prior to the date on which such Participant’s Other Leave commenced; and (b) this Section 8.6.4. In respect of any of the Participant’s RSUs that have not become Vested RSUs pursuant to Article 7 on or prior to the date on which such Participant’s Other Leave commenced, a pro rata proportion of such RSUs shall remain unvested and become Vested RSUs in accordance with the applicable Grant Agreement, with such pro rata portion to be determined based on the number of days that the Participant was actively performing work for the Corporation or an Affiliate and not on a leave of absence during the period commencing on the Grant Date applicable to such RSUs up to the original Vesting Date thereof, divided by the total number of days during such period. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable. Any RSUs that do not become Vested RSUs pursuant to Article 7 or this Section 8.6.4 shall not vest and shall be forfeited and cancelled without payment and the Participant waives and forfeits any and all right to compensation or damages for the loss of unvested RSUs, for the lost payment of Shares or cash in respect of any unvested RSUs, and for the loss of potential future grants of RSUs, effective from the date on which such Participant’s Other Leave commenced.

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8.7

Conclusion of Employment. Unless otherwise determined by the Committee, and subject to Sections 8.6, 8.7.1, 8.7.2, 8.7.3, 8.9 and 8.10, a Participant who ceases to be Employed, for any reason, shall not be entitled to any further grant of RSUs following such Participant’s Termination Date. The Participant waives and forfeits any and all right to compensation or damages for the loss of Vested RSUs and unvested RSUs, for the lost payment of Shares or cash in respect of any Vested RSUs or unvested RSUs, and for the loss of future grants of RSUs, arising from the Participant ceasing to be Employed for any reason, effective from the Termination Date.

8.7.1

Termination by the Corporation With Just Cause. A Participant who ceases to be Employed for Just Cause prior to the Vesting Date of the Participant’s unvested RSUs as set out in the Grant Agreement, shall forfeit, and not be entitled to any payment of Shares or in cash in respect of such unvested RSUs. For greater certainty, a Participant terminated for Just Cause shall not be entitled to payment in respect of such unvested RSUs if the Participant’s Termination Date occurs before the Vesting Date of such unvested RSUs, and all such unvested RSUs that are not payable in accordance with this Section 8.7.1 shall be forfeited; provided however that if the Participant’s Termination Date occurs after the Vesting Date but prior to the date on which payment of Shares or cash occurs pursuant to Section 8.2 and/or 8.3, the Participant shall be entitled to payment for any such Vested RSUs. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable.

8.7.2

Termination by the Corporation Without Just Cause. Subject to Sections 8.6, 8.9 and 8.10, if the Corporation, or an Affiliate, terminates the Participant’s employment for any reason other than for Just Cause, and such Participant ceases to be Employed prior to the Vesting Date of the Participant’s unvested RSUs as set out in the Grant Agreement, then the Participant shall be entitled to a pro rata proportion of such unvested RSUs, which shall remain unvested and become Vested RSUs in accordance with the applicable Grant Agreement, subject to any earlier vesting in accordance with Section 8.6.1. The pro rata portion shall be determined based on the number of days from the applicable Grant Date up to the Termination Date, divided by the number of days from the Grant Date to the original Vesting Date. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable. Any remaining RSUs that are not vested in accordance with this Section 8.7.2 shall be forfeited and the Participant shall not be entitled to payment in respect of any such unvested RSUs.

8.7.3

Resignation of Employment. Subject to Sections 8.6, 8.9 and 8.10, a Participant who ceases to be Employed as a result of their resignation prior to the date on which payment of Shares or cash occurs pursuant to Section 8.2 and/or 8.3, shall forfeit any RSUs that are not vested as at the Termination Date and the Participant shall not be entitled to payment in respect of any such unvested RSUs. For greater certainty, the Participant waives any and all right to compensation or damages for the loss of unvested RSUs, for the lost payment of Shares or cash in respect of any unvested RSUs, and for the loss of future grants of RSUs, arising from the Participant ceasing to be Employed, effective from the Termination Date; provided however that if the Participant’s Termination Date occurs after the Vesting Date but prior to the date on which payment of Shares or cash occurs pursuant to Sections 8.2 and/or 8.3, the Participant shall be entitled to payment for any such Vested RSUs. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable.

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8.8

Forfeiture of RSUs. RSUs which have been granted to a Participant and which do not become Vested RSUs in accordance with Section 7.2, Section 8.6, Section 8.7, Section 8.9 or Section 8.10 shall be forfeited by the Participant and cancelled without payment, and the Participant will have no further right, title or interest in such RSUs. For greater certainty, the Participant waives and forfeits any and all right to compensation or damages for the loss of unvested RSUs, for the lost payment of Shares or cash in respect of any unvested RSUs, and for the loss of future grants of RSUs, arising from the Participant ceasing to be Employed for any reason, effective from the Termination Date or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares or cash payment under the Plan pursuant to this Section 8.8 and Section 7.1.

8.9	Change of Control. Notwithstanding any other provision of the Plan, in the event of a Change of Control the following provisions shall apply:

8.9.1

Upon the occurrence of a Change of Control, where any surviving, successor or acquiring entity assumes any outstanding RSUs or substitutes similar restricted share units for the outstanding RSUs on substantially the same terms and conditions as the original RSUs, if within 12 months of such Change of Control, a Participant ceases to be Employed as a result of the involuntary termination of the Participant’s employment by the Corporation or an Affiliate other than for Just Cause, the following provisions shall apply in respect of such Participant’s RSUs (including any restricted share units with which the Participant’s RSUs were substituted in accordance with Section 8.9):

8.9.1.1	Unless otherwise determined by the Committee, all RSUs credited to such Participant’s RSU Account which have not become Vested RSUs shall become Vested RSUs as of the Participant’s Termination Date.

8.9.1.2

Unless otherwise determined by the Committee, the Total Cash Value contemplated by Section 8.9.3 and Section 8.9.4 shall be calculated based on the following: (i) the Vesting Date shall be the Participant’s Termination Date; and (ii) the Market Value shall be calculated in accordance with the definition of Market Value except that it will be based on the last 30 Trading Days prior to such Termination Date instead of five Trading Days.

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8.9.2

Upon the occurrence of a Change of Control, if the surviving, successor or acquiring entity does not assume a Participant’s outstanding RSUs or substitute similar restricted share units for the outstanding RSUs on substantially the same terms and conditions as the original RSUs then, notwithstanding the Participant continues to be Employed by the Corporation or an Affiliate following such Change of Control, the following provisions shall apply in respect of such RSUs:

8.9.2.1

Unless otherwise determined by the Committee, all such RSUs credited to such Participant’s RSU Account which have not become Vested RSUs shall become Vested RSUs as of the date on which the Change of Control occurs.

8.9.2.2

Unless otherwise determined by the Committee, the Total Cash Value contemplated by Section 8.9.3 and Section 8.9.4 shall be calculated based on the following: (i) the Vesting Date shall be the date on which the Change of Control occurs; and (ii) the Market Value shall be the price at which the Shares are valued for the purpose of the transaction or series of transactions giving rise to the Change of Control, or if there is no such transaction or transactions, the Market Value shall be calculated in accordance with the definition of Market Value except that it will be based on the last 30 Trading Days prior to the date of the Change of Control instead of five Trading Days.

8.9.3

As soon as practicable following: (i) the Participant’s Termination Date (in the event that the RSUs are assumed or substituted as provided for in Section 8.9.1); or (ii) the date on which the Change of Control occurs (in the event that the RSUs are not assumed or substituted as provided for in Section 8.9.2), as applicable, such Participant shall, at the sole discretion of the Committee, receive either Shares, cash or a combination thereof in accordance with Section 8.1. The Shares to which such Participant is entitled shall be distributed, or the cash payment to which such Participant is entitled, or any combination thereof, shall be made, to the Participant, or their legal representative, as applicable, and calculated in accordance with Sections 8.2, 8.3 and 8.4, as applicable.

8.9.4

Notwithstanding the foregoing, where a Change of Control occurs and no Shares are distributed and no cash payment is made to the Participants within 30 days following: (i) the Participant’s Termination Date (in the event that the RSUs are assumed or substituted as provided in Section 8.9.1); or (ii) the date on which the Change of Control occurs (in the event that the RSUs are not assumed or substituted as provided for in Section 8.9.2), as applicable, the Committee shall cease to have the discretion to provide such Participant with Shares and the Corporation shall be required to pay (or cause an Affiliate to pay) to the Participant in respect of such Participant’s Vested RSUs credited to the Participant’s RSU Account as of the Termination Date or the date on which the Change of Control occurs, as applicable, a cash payment equal to the Total Cash Value less Applicable Withholding Taxes.

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8.9.5

For greater certainty, and except as specifically provided in Section 1.3.7(b) or Section 1.3.7(d), the sale, disposition or other divestiture of an Affiliate in whole or in part shall not constitute a Change of Control for the purposes of the Plan.

8.10

Sale, Disposition or Divestiture, other than a Change of Control. Unless otherwise determined by the Committee and notwithstanding any other provision of the Plan, where: (i) the employer of a Participant is an Affiliate at the time of the grant of a RSU and, prior to the Vesting Date of the Participant’s unvested RSUs as set out in the Grant Agreement, a transaction, that is not a Change of Control, is completed pursuant to which the Participant’s employer ceases to be an Affiliate; or (ii) prior to the Vesting Date of the Participant’s unvested RSUs as set out in the Grant Agreement, a transaction, that is not a Change of Control, is completed by the Corporation or an Affiliate, pursuant to which an asset of the Corporation or an Affiliate is sold, transferred, divested or disposed and, as a direct result thereof, the Participant ceases to be Employed by the Corporation or an Affiliate within 30 days of the completion of such transaction (with the date of such completion being, the “Transaction Date” and the 30 day period following the Transaction Date being the “Transaction Period”), the following provisions apply:

8.10.1

Unless otherwise determined by the Committee, in respect of any RSUs which have been credited to and are outstanding in the Participant’s RSU Account which have not become Vested RSUs pursuant to Article 7 on or prior to the Transaction Date, a pro rata proportion of such RSUs shall remain unvested and become Vested RSUs in accordance with the applicable Grant Agreement, subject to any earlier vesting in accordance with Section 8.6.1, with such pro rata portion to be determined based on the number of days from the Grant Date applicable to the grant of such RSUs up to the Transaction Date, divided by the number of days from such Grant Date up to the original Vesting Date.

8.10.2

Any RSUs that do not become Vested RSUs pursuant to Article 7 or this Section 8.10 shall not vest and shall be forfeited and cancelled without payment and the Participant waives and forfeits any and all right to compensation or damages for the loss of unvested RSUs, for the lost payment of Shares or cash in respect of any unvested RSUs, and for the loss of future grants of RSUs, effective from the Transaction Date.

8.10.3

Unless otherwise determined by the Committee, the Participant, or their legal representative, as applicable, shall receive Shares or a cash payment (or a combination thereof), as determined and calculated by the Corporation, for such Participant’s Vested RSUs in accordance with Sections 8.2, 8.3 and 8.4, as applicable.

8.10.4

Notwithstanding the foregoing, in the event the Vesting Date, as set out in the applicable Grant Agreement, in respect of any unvested RSUs of a Participant to whom this Section 8.10 may apply will occur during the Transaction Period, the determination of the number of RSUs and payment in respect of such Vested RSUs to which such Participant is entitled to in accordance with the Plan, shall occur as soon as practicable following the expiration of the Transaction Period; provided that in the event that, upon expiration of the Transaction Period, this Section 8.10 is determined not to apply to the Participant, subject to Section 8.6, 8.7, 8.8 or 8.9, or otherwise determined by the Corporation, payment in respect of all of the Participant’s such unvested RSUs which became Vested RSUs during the Transaction Period shall be made by the Corporation in accordance with the Plan as soon as practicable following expiration of the Transaction Period.

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9.	SHAREHOLDER RIGHTS

9.1

No Rights to Shares. RSUs are not Shares and neither the grant of RSUs nor the fact that Shares may be delivered to a Participant in satisfaction of Vested RSUs will entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

10.	ADMINISTRATION

10.1

Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee and the Committee shall have full authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make such determinations as, in its discretion, it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee in this regard shall be final, conclusive, and binding on all parties concerned. The authority granted pursuant to this Section 10.1 includes the authority to establish and maintain a Trust Fund to facilitate the making of contributions by the Corporation and/or an Affiliate for the purposes of purchasing Shares in accordance with the Plan, if and as required, and to appoint the Trustee in connection therewith.

10.2	Payment. Any payment under the Plan may be made by the Corporation or by the Affiliate that is or was the employer of the applicable Participant.

10.3

Fractional Shares. The Corporation may determine to deliver fractional Shares under the Plan. Should the Corporation determine that no fractional Shares shall be delivered on payment of any Vested RSUs in accordance with the terms herein, such entitlement to fractional Shares shall instead be rounded down to the nearest whole number, after deducting any Applicable Withholding Taxes in accordance with the Plan. The Corporation shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares, or any rights thereto, shall be cancelled, terminated or otherwise eliminated.

10.4

Compliance with Laws and Policies. The Corporation’s grant of any RSUs and the obligation to make any payments or discretion to provide any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation, its Affiliates and the Trustee, as applicable, all information and undertakings as may be required to permit compliance with Applicable Law. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” or “reporting issuers” as those terms are construed for the purposes of applicable securities laws, regulations and rules.

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10.5	Delegation. The Committee may also delegate to any director, officer or employee of the Corporation such duties and powers relating to the Plan as it may see fit.

10.6

Withholdings. Neither the Corporation nor any Affiliate is liable for any tax or other liabilities or consequences imposed on any Participant, or their legal representative, as a result of the granting or crediting, holding or redemption of any RSUs under the Plan, whether or not such costs are the primary responsibility of the Corporation or Affiliate. It is the responsibility of the Participant, or their legal representative, to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws. The Trustee, the Corporation or any Affiliate is authorized to, or the Corporation or Affiliate may direct the Trustee to, deduct or withhold from any RSUs granted, from any payment due or transfer made under any RSU or under the Plan or from any compensation or other amount owing to a Participant such amount as may be necessary so as to ensure the Corporation and any Affiliate will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions (the “Applicable Withholding Taxes”), and to take any other action as may be necessary in the opinion of the Trustee, the Corporation or Affiliate, acting reasonably, to satisfy all obligations for the payment of those Applicable Withholding Taxes, including, for greater certainty, requiring a Participant, as a condition to the redemption of a RSU, to pay or reimburse the Trustee, the Corporation or Affiliate, as applicable, for any Applicable Withholding Taxes.

10.7

No Additional Rights. Neither designation of an employee as a Participant nor the grant of any RSUs to any Participant entitles any person to the grant, or any additional grant, as the case may be, of any RSUs under the Plan.

10.8

Amendment, Termination. The Plan and the Grant Agreements may be amended or terminated at any time by the Board in whole or in part. No amendment of the Plan shall, without the consent of the Participants affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Participants with respect to RSUs granted prior to the date of the amendment. Notwithstanding any provision in the Plan to the contrary, the Plan may be amended to prevent any adverse tax results under the “salary deferral arrangement” rules in the ITA or under Section 409A of the United States Internal Revenue Code of 1986, as amended.

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10.9

Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan. For greater certainty and unless otherwise determined by the Committee or by the Corporation, a Participant shall be responsible for brokerage fees and other administration or transaction costs relating to the transfer, sale or other disposition of Shares on behalf of the Participant that have been previously distributed to or provided to the Participant pursuant to the Plan.

11.	ASSIGNMENT

11.1	Assignment. The assignment or transfer of the RSUs, or any other benefits under the Plan, shall not be permitted other than by operation of law.

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Appendix A

Special Provisions Applicable to Participants Who Are US Taxpayers

This Appendix A sets forth special provisions of the Plan that apply to Participants subject to Section 409A of the United States Internal Revenue Code of 1986, as amended, whether or not resident in the United States. For avoidance of doubt, nothing in this Appendix A shall be deemed to modify the Plan as it relates to Participants who are not US Taxpayers. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan document, as amended from time to time.

1.	DEFINITIONS

For purposes of this Appendix A:

1.1.	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

1.2.	“Section 409A” means section 409A of the Code.

1.3.

“Separation From Service” shall mean that employment or other services with the Corporation or any Affiliate that is a single employer with the Corporation for purposes of United States Treasury Section 1.409A-1(h) terminates such that it is reasonably anticipated that no further services will be performed.

1.4.	“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

1.5.	“US Taxpayer” means a Participant whose compensation from the Corporation or an Affiliate is subject to Section 409A.

2.	COMPLIANCE WITH SECTION 409A

2.1.

In General. Notwithstanding any provision of the Plan to the contrary, it is expected that, for any US Taxpayer, any RSU under the Plan shall be deferred compensation that complies with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment made in respect of a Vested RSU shall be deemed to be a separate payment for purposes of Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Corporation (including any taxes under Section 409A), and neither the Corporation nor any Affiliate of the Corporation shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

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2.2.

Payment in Shares and Distributions of the Total Cash Value to US Taxpayers Following Vesting. Unless otherwise provided for under an applicable Grant Agreement, and notwithstanding anything in Sections 8.2 or 8.3 of the Plan to the contrary, a lump sum distribution of Shares or payment in respect of any Total Cash Value (including RSUs for which vesting has accelerated by operation of Section 8.6.1 of the Plan due to a Participant’s death) shall be made in all events not later than the sixtieth (60th) day following the Vesting Date, but in no event later than the Outside RSU Payment Date. For the avoidance of doubt, in the event of a Participant’s death, the date of death shall be deemed to be the Vesting Date.

2.3.

Payment in Shares and Distributions of the Total Cash Value to US Taxpayers Following Retirement, Protected Leave, Other Leave or Termination Without Just Cause. Unless otherwise provided for under an applicable Grant Agreement, and for the avoidance of doubt, in the event of a Participant’s Retirement, Protected Leave, Other Leave or separation from service without Just Cause, the number of RSUs that become Vested RSUs in accordance with Sections 8.6.2, 8.6.3, 8.6.4 or 8.7.2, respectively, shall be settled in Shares or paid in respect of any Total Cash Value, in each case, in a lump sum as of the original Vesting Date that would have been applicable to such Vested RSUs pursuant to Section 7 had the Participant’s service continued through such original Vesting Date, which settlement in Shares or payment of Total Cash Value shall be made in all events not later than the sixtieth (60th) day following the Vesting Date, but in no event later than the Outside RSU Payment Date.

2.4.

Change of Control. In the event a Change of Control occurs, treatment under Section 8.9 of the Plan of any RSU held by a US Taxpayer that is deferred compensation that is subject to Section 409A (and not otherwise a short-term deferral that is exempt from Section 409A) shall be determined in a manner that complies with Section 409A.

2.5.

Sale, Disposition or Divestiture, other than a Change of Control. Notwithstanding any provision in Section 8.10 of the Plan to the contrary, nothing under Section 8.10 shall permit an acceleration of settlement or payment of an RSU that is deferred compensation under Section 409A in a manner that does not comply with Section 409A.

2.6.

Tax Withholding. A US Taxpayer shall be required to pay the Corporation or Affiliate, and the Corporation or Affiliate shall have the right and is hereby authorized to withhold, from any cash or other compensation or amounts owing to the US Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Corporation or Affiliate to satisfy all obligations for the payment of such withholding and taxes.

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2.7.

Specified Employee. If and to the extent that amounts payable under the Plan to a US Taxpayer are determined to be deferred compensation that is subject to Section 409A and are to be paid upon Separation From Service, and the US Taxpayer is a Specified Employee, any such payments shall be delayed until six months following the US Taxpayer’s Separation From Service.

2.8.

Plan Termination. Any redemption of RSUs that are deferred compensation that are subject to Section 409A (and not otherwise a short-term deferral that is exempt from Section 409A) in connection with a termination of the Plan in accordance with Section 10.8 of the Plan shall, with respect to US Taxpayers, be undertaken in a manner consistent with U.S. Treasury Regulation § 1.409A-3(j)(4)(ix).

2.9.

Amendment of Appendix A. The Board shall retain the power and authority to amend or modify this Appendix A to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any Participant.